Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 1, 2022, relating to the financial statements of AeroClean Technologies, Inc., as of and for the years ended December 31, 2021 and 2020. We also consent to the use of our name as it appears under the caption "Experts" this Registration Statement.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York
December 19, 2022